EXHIBIT 8.1



                       [Davis Polk & Wardwell Letterhead]





                                                August 2, 1999



Alliance Capital Management L.P. II
1345 Avenue of the Americas
New York, NY 10105

Ladies and Gentlemen:

      We have acted as counsel to Alliance Capital Management L.P. II ("Alliance Capital"), a Delaware limited partnership, in connection with its Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration by Alliance Capital of limited partnership interests in Alliance Capital to be offered by Alliance Capital Management L.P. ("Alliance Holding") in an exchange offer for units representing the beneficial ownership of Alliance Holding limited partnership interests ("Units"). The exchange offer will follow the issuance of all such Alliance Capital limited partnership interests to Alliance Holding in consideration of the transfer of Alliance Holding's business to Alliance Capital. In rendering the opinion set forth below, we have examined such documents as we have considered necessary and appropriate and we have relied on the factual representations made to us by Alliance Holding in a letter dated as of August 2, 1999.

      The section of the Registration Statement entitled "Material Federal Income Tax Consequences" represents our opinion as to the material United States federal income tax consequences of the proposed reorganization of Alliance Holding to holders of Units, of an exchange of Units for a limited partnership interest in Alliance Capital, and of the ownership of Units and of limited partnership interests in Alliance Capital after the reorganization.

      We are members of the Bar of the State of New York. This opinion is based upon, and limited to, federal laws of the United States of America as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as in effect on the date hereof.

      We hereby consent to the inclusion of this opinion in the Proxy Statement/Prospectus constituting a part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Summary--Material Federal Income Tax Consequences" and "The Reorganization and the Exchange Offer--Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                        Very truly yours,



                                        /s/ Davis Polk & Wardwell